UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

333 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

Registrant's telephone number, including area code:  (989) 839-5350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

          Effective December 31, 2005, the Board of Directors accelerated the vesting of unvested "out-of-the-money" nonqualified stock options previously awarded to employees and officers of Chemical Financial Corporation (the "Company") under the Company's Stock Incentive Plan of 1997. As a result of this action, options to purchase 167,527 shares of common stock that otherwise would have vested in 2006, 2007, 2008 and 2009 became fully vested.

          The decision to accelerate the vesting of these options, which the Company believes to be in the best interest of its shareholders, was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company's application of Statement of Financial Accounting Standards No. 123, "Share Based Payment (revised 2004)" ("SFAS 123(R)"). The Company will be required to apply the expense recognition provisions of SFAS 123(R) beginning in the first quarter of 2006. As a result of this vesting acceleration, the Company expects to reduce its non-cash compensation expense related to these options by approximately $1.25 million (pre-tax) in the aggregate over the Company's 2006, 2007, 2008 and 2009 fiscal years, based on estimated value calculations using the Black-Scholes methodology.

          Of the 167,527 options being accelerated, 148,470 options would have vested in equal amounts according to their terms on December 13, 2006 through 2009. Of the remaining options, 9,712 options would have vested in 2006 and 9,345 options would have vested in 2008.

          Effective January 1, 2006, the Board of Directors amended the compensation structure for members of the Board of Directors who are not employees of the Company. As of the effective date, each non-employee director of the Company will be paid an annual retainer of $10,000 and will receive fees for attendance at meetings of the Board of Directors and committees thereof in the amount of $750 per meeting of the Board of Directors, $750 per meeting of the Audit Committee and $550 per meeting of all other Committees attended, together with certain expenses associated with attending meetings. In addition, each non-employee director of the Company will be paid fees for attendance at committee meetings of the Company's wholly owned bank subsidiary, Chemical Bank, in the amount of $550 per meeting attended.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          In connection with the previously announced strategic restructuring of the Company, effective January 1, 2006, the Board of Directors of the Company appointed five new members to the Board of Directors. The newly appointed directors are Michael T. Laethem, Geoffery Merszei, Calvin D. Prins, Larry D. Stauffer and Franklin C. Wheatlake. The Committee assignments for these new directors are as follows: Corporate Governance and Nominating Committee (Geoffery Merszei); Audit Committee (Geoffery Merszei and Franklin C. Wheatlake); and Compensation and Pension Committee (Franklin C. Wheatlake).

          Also in connection with the restructuring, the Board of Directors eliminated the position of Chief Operating Officer of the Company. Effective January 1, 2006, James R. Milroy will continue to serve the Company in his capacity as Executive Vice President, but he will no longer be designated as Chief Operating Officer.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 6, 2006	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ David B. Ramaker
David B. Ramaker President and Chief Executive Officer